EXHIBIT 99.1

The following table revises the consolidated condensed statements of comprehensive loss and consolidated condensed statements of cash flows for the quarters ended March 31, 2012 and 2011, and the consolidated condensed balance sheets as of March 31, 2012 and 2011 of Caesars Entertainment Corporation included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 to reflect the results of Harrah’s Maryland Heights, LLC, owner of the Harrah’s St. Louis casino, as discontinued operations and to reflect the assets and liabilities included in the purchase agreement as held for sale.

	Q1 2011		Q1 2012
(in millions)	As Reported	As Recast	As Reported	As Recast
Net revenues	$2,179.0	$2,116.1	$2,271.9	$2,208.4
(Loss)/income from continuing operations, net of income taxes	(144.8)	(156.3)	(281.1)	(292.7)
Income from discontinued operations, net of income taxes	—	11.5	—	11.6

Net (loss)/income	(144.8)	(144.8)	(281.1)	(281.1)

Earnings/(loss) per share—basic and diluted:
Earnings/(loss) per share from continuing operations	(1.18)	(1.27)	(2.24)	(2.34)
Earnings per share from discontinued operations	—	0.09	—	0.10

Earnings/(loss) per share—basic and diluted	(1.18)	(1.18)	(2.24)	(2.24)

Assets held for sale – current	2.8	16.5	—	10.4
Assets held for sale – non-current	—	606.4	—	589.0
Liabilities held for sale – current	—	12.2	—	8.9

Cash flows provided by operating activities	177.8	163.3	159.4	144.5
Cash flows used in investing activities	(191.4)	(189.8)	(15.0)	(14.8)
Cash flows from discontinued operations
Cash flows provided by operating activities	—	14.5	—	14.9
Cash flows used in investing activities	—	(1.6)	—	(0.2)